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                     December 17, 2020

       Christina Wiater
       Senior Vice President and Principal Financial Officer
       BrightSphere Investment Group Inc.
       200 Clarendon Street, 53rd Floor
       Boston, Massachusetts 02116

                                                        Re: BrightSphere
Investment Group Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-38979

       Dear Ms. Wiater:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance